Exhibit n.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit Inc. of our report dated March 6, 2018 relating to the financial statements of THL Credit Logan JV LLC, which appear in such Registration Statement. We also consent to the reference to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 4, 2018